Exhibit 3.3

FORM OF

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

GAMING TECHNOLOGIES, INC..

Gaming Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.        This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 23, 2019, as amended by the Certificate of Amendment of Certificate of Incorporation filed with the filed with the Secretary of State of the State of Delaware on December 21, 2020 (the “Certificate of Incorporation”).

2.       Article IV of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“(a). This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 405,000,000 shares, each with a par value of $0.001 per share, of which 400,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

“(b). The Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby authorized, by filing a certificate pursuant to the applicable laws of the state of Delaware and within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting and such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

Upon effectiveness (the “Effective Time”), this Certificate of Amendment to the Corporation’s Certificate of Incorporation, each three (3) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

For avoidance of doubt, the Reverse Stock Split shall also apply to the amount of shares of the Company’s Common Stock issuable upon conversion or exercise of any derivative securities, including options, warrants, and convertible debt or equity.

3.       Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the foregoing Certificate of Amendment to the Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation

4.       That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.

1

5.       The aforesaid amendment to the Certificate of Incorporation will take effect on the [_] day of [_], [_] at [_] Eastern Standard Time.

6.       The foregoing amendment to the Corporation’s Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

GAMING TECHNOLOGIES, INC.
By:
Name: Jason Drummond
Title: President and Chief Executive Officer

2